Exhibit 4.2

EXTENSION OF MATURITY DATE UNDER

CONVERTIBLE NOTE PURCHASE AGREEMENT

July 30, 2012

Reference is made to that certain Convertible Note Purchase Agreement, dated as of July 27, 2010 (the “Agreement”), by and among GeNO LLC, a Delaware limited liability company (the “Company”), and the purchasers named on the Schedule of Purchasers attached thereto (the “Purchasers”). Capitalized terms not defined herein have the meanings ascribed to them in the Agreement.

WHEREAS, the Agreement provides that the Majority Note Holders may, by written consent, extend the Maturity Date; and

WHEREAS, the undersigned, being Purchasers holding Notes representing more than fifty percent (50%) of the Total Committed Principal Amount, are Majority Note Holders;

NOW, THEREFORE, the undersigned hereby consent to amend the definition of Maturity Date by changing the reference to August 1, 2012 therein to February 1, 2013. Other than as amended hereby, the Agreement and the Notes issued thereunder shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Extension of Maturity Date Under Note Purchase Agreement as of the date first above written.

PURCHASERS:

ACKNOWLEDGED AND ACCEPTED:

GENO LLC

By:	/s/ David Fine
	Name:	David Fine
	Title:	Chief Executive Officer